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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 3)*

                                  Proteon, Inc.
                    ----------------------------------------
                                (Name of Issuer)


                     Common Stock, $.01 Par Value Per Share
                    ----------------------------------------
                         (Title of Class of Securities)

                                    743700106
                    ----------------------------------------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





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CUSIP NO. 743700106                    13G              PAGE  2   OF  5   PAGES
         ---------------------                              -----    -----
  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
          Howard C. Salwen
-------------------------------------------------------------------------------
  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [   ]
                                                                    (B)   [   ]

-------------------------------------------------------------------------------
  (3)     SEC USE ONLY

-------------------------------------------------------------------------------
  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          USA
-------------------------------------------------------------------------------
                       (5)     SOLE VOTING POWER
  NUMBER OF                    1,006,264*
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     0
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   881,100
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               0
-------------------------------------------------------------------------------
  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,006,264*
-------------------------------------------------------------------------------
 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

-------------------------------------------------------------------------------
 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          6.4%
-------------------------------------------------------------------------------
 (12)     TYPE OF REPORTING PERSON*
          IN
-------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!








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CUSIP NO. 743700106                    13G              PAGE  3   OF  5   PAGES
         ---------------------                              -----    -----

        Item 1(a)       NAME OF ISSUER

                        Proteon, Inc.

        Item 1(b)       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                        9 Technology Drive
                        Westborough, MA 01581

        Item 2(a)       NAME OF PERSON FILING

                        Howard C. Salwen

        Item 2(b)       ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
                        RESIDENCE

                        9 Technology Drive
                        Westborough, MA 01581

        Item 2(c)       CITIZENSHIP

                        U.S.A.

        Item 2(d)       TITLE OF CLASS OF SECURITIES

                        Common Stock, $.01 Par Value Per Share

        Item 2(e)       CUSIP NUMBER

                        743700106

        Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR
                        13d-2(b), CHECK WHETHER THE PERSON FILING IS A

                (a)     [ ]  Broker or Dealer registered under Section 15 of the
                             Act
                (b)     [ ]  Bank as defined in Section 3(a)(6) of the Act
                (c)     [ ]  Insurance Company as defined in Section 3(a)(19) of
                             the Act
                (d)     [ ]  Investment Company registered under Section 8 of
                             the Investment Company Act
                (e)     [ ]  Investment Adviser registered under Section 203 of
                             the Investment Advisers Act of 1940
                (f)     [ ]  Employee Benefit Plan, Pension Fund which is
                             subject to the provisions of the Employee
                             Retirement Income Security Act of 1974 or Endowment Fund; see ss.240.13d-1(b)(1)(ii)(F)

CUSIP NO. 743700106                    13G              PAGE  4   OF  5   PAGES
         ---------------------                              -----    -----

                (g)     [ ]  Parent Holding Company, in accordance with
                             ss. 240.13d-1(b)(1)(ii)(G)
                (h)     [ ]  Group, in accordance with
                             ss. 240.13d-1(b)(1)(ii)(H)

        Item 4. OWNERSHIP

                (a)     Amount Beneficially Owned:
                        1,006,264*
                (b)     Percent of Class:
                        6.4%
                (c)     Number of shares as to which such person has:

                        (i)     sole power to vote or to direct the vote:
                                1,006,264*
                        (ii)    shared power to vote or to direct the vote:
                                -0-
                        (iii) sole power to dispose or to direct the disposition of:
                                881,100
                        (iv) shared power to dispose or to direct the disposition of:
                                -0-
        Item 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
                        n/a

        Item 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
                        n/a

        Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
                        n/a

        Item 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
                        n/a

        Item 9. NOTICE OF DISSOLUTION OF GROUP
                        n/a

CUSIP NO. 743700106                    13G              PAGE  5   OF  5   PAGES
         ---------------------                              -----    -----

        Item 10.        CERTIFICATION

                        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


        SIGNATURE

        After reasonably inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.





DATE: 2/6/98                                  BY: /s/ Howard Salwen
      -------------------                         ------------------------------






* Reporting person disclaims beneficial ownership of 125,164 shares held in irrevocable trust.